SECUREWORKS CORP.
2016 LONG-TERM INCENTIVE PLAN
DEFERRED STOCK UNIT AGREEMENT
COVER SHEET

SecureWorks Corp., a Delaware corporation (the “Company”), hereby grants restricted stock units relating to shares of the Company’s Class A common stock, par value $0.01 per share (the “Stock”), to the Grantee named below, subject to the vesting and settlement conditions set forth below (the “DSUs”). Additional terms and conditions of the DSUs are set forth on this cover sheet and in the attached Deferred Stock Unit Agreement (together, the “Agreement”) and in the SecureWorks Corp. 2016 Long-Term Incentive Plan (as amended from time to time, the “Plan”).

Grant Date:
Name of Grantee:
Number of Shares of Stock Covered by the DSUs:
Vesting Schedule:	If you continue in Service (as defined in the Agreement), the DSUs shall vest in full on the first (1st) anniversary of the Grant Date.

By your signature below or by your electronic acknowledgement of this Agreement, you agree to all of the terms and conditions described in the Agreement and in the Plan (if this is in paper form, a copy of the Plan is attached and if this is in electronic form, a copy of the Plan is available on this website). You acknowledge that you have carefully reviewed the Plan and agree that the Plan shall control in the event any provision of this Agreement should appear to be inconsistent with the Plan. You must accept your award no later than 4pm Eastern Standard Time, five business days prior to the first vesting date or your entire award will be cancelled.

Grantee:		Date:
(Signature)

Company:		Date:
(Signature)
Name:
Title:

Attachment
This is not a stock certificate or a negotiable instrument
SECUREWORKS CORP.
2016 LONG-TERM INCENTIVE PLAN
DEFERRED STOCK UNIT AGREEMENT

Deferred Stock Units	This Agreement evidences an Award of DSUs in the number set forth on the cover sheet and subject to the terms and conditions set forth in the Agreement and the Plan.
Transferability	Your DSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the DSUs be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit your DSUs.
Vesting
Your DSUs shall vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement, so long as you continue in Service (as defined in this Agreement) on the applicable vesting date.
You may not vest in more than the number of shares of Stock covered by your DSUs, as set forth on the cover sheet of this Agreement.
Notwithstanding your vesting schedule or any other provision of this Agreement to the contrary, the DSUs shall become 100% vested (i) upon your termination of Service by the Company without Cause or due to your termination of Service due to death or Disability, or (ii) upon a Change in Control. No additional portion of your DSUs shall vest after your Service has terminated for any other reason.
Notwithstanding the Plan definitions of “Service” and “Service Provider,” for purposes of this Agreement, “Service” shall mean service qualifying a Grantee as a Service Provider to the Company or a Subsidiary, but not to an Affiliate that is not a Subsidiary.

Forfeiture of Unvested DSUs	Unless the termination of your Service triggers accelerated vesting or other treatment of your DSUs pursuant to the terms of this Agreement, the Plan, a written compensatory agreement between you and the Company or a Subsidiary, or a written compensatory program or policy of the Company or a Subsidiary, otherwise applicable to you, you will immediately and automatically forfeit to the Company all of your unvested DSUs in the event your Service terminates for any reason.

Settlement
Each DSU represents the right to receive a share of Stock upon the Settlement Date (defined below) following the vesting of such DSU. Delivery of the shares of Stock represented by your vested DSUs shall occur no later than thirty (30) days after the earlier of (i) the date on which you experience a Separation from Service from the Company, and (ii) the date of a Change in Control that constitutes a “change in control event” (within the meaning of Section 409A of the Code and the regulations promulgated thereunder) (such earlier date the “Settlement Date”).
Settlement of each vested DSU shall be in a share of Stock, and delivery of the shares of Stock represented by your vested DSUs shall be made as soon as practicable after the Settlement Date and in any event within thirty (30) days following the Settlement Date.

Evidence of Issuance	The issuance of the shares of Stock with respect to the DSUs shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, by (i) book-entry registration or (ii) issuance of one or more share certificates.
Withholding
You agree as a condition of this Agreement that you will make acceptable arrangements to pay any withholding or other taxes that may be due relating to the DSUs or the issuance of shares of Stock with respect to the DSUs.
You agree that the Company or a Subsidiary shall be entitled to use whatever method it may deem appropriate to recover such taxes. You further agree that the Company or a Subsidiary may, as it reasonably considers necessary, amend or vary this Agreement to facilitate such recovery of taxes.

Trading Restrictions
If you are subject to any Company “blackout” policy or other trading restriction imposed by the Company (a “Restricted Period”) on the date a distribution would otherwise be made pursuant to this Agreement, such distribution shall instead be made as of the earlier of (i) the first date you are not subject to any such policy or restriction and (ii) the later of (A) the last day of the calendar year in which the Settlement Date falls, and (B) a date that is immediately prior to the expiration of two and one-half months following the Settlement Date. For purposes of this provision, you acknowledge that you may be subject to a Restricted Period for any reason that the Company determines appropriate, including a Restricted Period generally applicable to service providers or groups of service providers.

Stockholder Rights
You have no rights as a stockholder with respect to the DSUs unless and until shares of Stock relating to the DSUs have been issued to you and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books. No adjustments to your Stock shall be made for dividends, distributions, or other rights on or with respect to the Stock generally if the applicable record date for any such dividend, distribution, or right occurs before your certificate is issued (or an appropriate book entry is made), except as described in the Plan. You may at any time obtain a copy of the prospectus related to your Award pursuant to this Agreement by accessing the prospectus at SecureWorks Corp., One Concourse Parkway, Suite 500, Atlanta, Georgia 30328. Additionally, you may receive a paper copy of the prospectus free of charge from the Company by contacting:
Stock Option Administration
SecureWorks Corp.
One Concourse Parkway NE, Suite 500
Atlanta, GA 30328
+1 877 838 7947
Stock_Option_Administrator@SecureWorks.com

No Right to Continued Service	This Agreement and the DSUs evidenced by this Agreement do not give you the right to expectation of Service with, or to continue in the Service of, the Company or a Subsidiary. The Company or a Subsidiary, as applicable, or their applicable stockholders reserve the right to terminate your Service relationship with the Company or a Subsidiary at any time and for any reason.
Corporate Activity	Your DSUs shall be subject to the terms of any applicable agreement of merger, liquidation, or reorganization in the event the Company is subject to such corporate activity, consistent with Article 16 of the Plan.
Clawback	The DSUs are subject to mandatory repayment by you to the Company in the circumstances specified in the Plan, including to the extent you are or in the future become subject to any Company “clawback” or recoupment policy or Applicable Laws that require the repayment by you to the Company of compensation paid by the Company to you in the event that you fail to comply with, or violate, the terms or requirements of such policy or Applicable Laws.
Governing Law & Venue
You understand and agree that the Company is a Delaware corporation with global operations and that your DSUs may be part of a contemporaneous grant of many similar awards to individuals located in numerous jurisdictions. You agree that this Agreement and the Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, United States of America, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of any other jurisdiction.
The exclusive venue for any and all disputes arising out of or in connection with this Agreement shall be New Castle County, Delaware, United States of America, and the courts sitting exclusively in New Castle County, Delaware, United States of America shall have exclusive jurisdiction to adjudicate such disputes. Each party hereby expressly consents to the exercise of jurisdiction by such courts and hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to such laying of venue (including the defense of inconvenient forum).

Compliance with Foreign Exchange Laws	Local foreign exchange laws may affect your DSUs or the vesting of your DSUs. You are responsible for obtaining any exchange control approval that may be required in connection with such events. Neither the Company nor any of its Affiliates will be responsible for obtaining such approvals or liable for the failure on your part to obtain or abide by such approvals. This statement does not constitute legal or tax advice upon which you should rely. You should consult with your personal legal and tax advisers to ensure your compliance with local laws. You agree to comply with all Applicable Laws and pay any and all applicable taxes associated with the grant or vesting of the DSUs.
The Plan
The text of the Plan is incorporated into this Agreement by reference.
All terms used in this Agreement with their initial letters capitalized shall have the meanings given them in the Plan unless otherwise defined herein.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding the DSUs. Any prior agreements, commitments, or negotiations concerning the DSUs are superseded, except that any written employment, consulting, confidentiality, non-competition, non-solicitation, and/or severance agreement between you and the Company or an Affiliate, as applicable, shall supersede this Agreement with respect to its subject matter.

Disclaimer of Rights	The grant of DSUs under this Agreement will in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to you. You will have no rights under this Agreement or the Plan other than those of a general unsecured creditor of the Company. DSUs represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the Plan and this Agreement.
Data Privacy
As a condition of the grant of the DSUs, you consent to the collection, use and transfer of personal data as described in this paragraph. You understand that the Company and its Affiliates hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or equivalent, compensation, nationality, job title, ownership interests or directorships held in the Company or its Affiliates, and details of all equity awards or other entitlements to shares of Stock awarded, cancelled, exercised, vested or unvested (“Data”). You further understand that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration and management of your participation in the Plan, and that the Company and any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. You understand that these recipients may be located in the European Economic Area or elsewhere, such as the United States. You authorize them to receive, possess, use, retain, and transfer such Data as may be required for the administration of the Plan or the subsequent holding of shares of Stock on your behalf, in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any requisite transfer to a broker or other third party with whom you may elect to deposit any shares of Stock acquired under the Plan. You understand that you may, at any time, view such Data or require any necessary amendments to the Data.

Notice Delivery	By accepting the DSUs, you agree that notices may be given to you in writing either at your home or mailing address as shown in the records of the Company or an Affiliate or by electronic transmission (including e-mail or reference to a website or other URL) sent to you through the normal process employed by the Company or the Affiliate, as applicable, for communicating electronically with its directors.
Code Section 409A
The grant of DSUs under this Agreement is intended to comply with the short-term deferral exemption from Code Section 409A (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance with the exemption. Notwithstanding anything to the contrary in the Plan or this Agreement, none of the Company, its Affiliates, the Board, or the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and none of the Company, its Affiliates, the Board, or the Committee will have any liability to you for such tax or penalty.
To the extent that the DSUs constitute “deferred compensation” under Section 409A, a termination of Service occurs only upon an event that would be a Separation from Service within the meaning of Section 409A. If, at the time of your Separation from Service, (i) you are a “specified employee” within the meaning of Section 409A, and (ii) the Company makes a good faith determination that an amount payable on account of your Separation from Service constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon your death, if earlier), without interest. Each installment of DSUs that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Section 409A.

By accepting this Agreement, you agree to all
the terms and conditions described above and in the Plan.